Exhibit 16.1

May 20, 2010

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

We have read Item 4 included in the Form 8-K dated May 18, 2010 of Alamo Energy Corp. to be filed with the Securities and Exchange Commission. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Sincerely,

/s/ Kelly & Company
Kelly & Company
Costa Mesa, California